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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

       McCourt                       James                            W.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                                 P.O. Box 280
    ----------------------------------------------------------------------------
                                   (Street)

    Cookville                       Texas                             75558
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               01/12/01
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)  ###-##-####
                --------------

4.  Issuer Name and Ticker or Trading Symbol          OurPet's Company
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director        Officer              X  10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

     X   Form Filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock           448,180                   D
--------------------------------------------------------------------------------
Common Stock           152,303                   I           By Partnership
--------------------------------------------------------------------------------
Common Stock           139,078                   I           By Partnership
--------------------------------------------------------------------------------

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              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant                       06/15/99   04/30/02     Common Stock      119,078         $1.50              I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
Warrant                       06/15/99   04/30/02     Common Stock          606         $1.50              I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
Warrant                       08/01/00   08/01/03     Common Stock       37,500         $1.25              I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock               08-17-99                Common Stock      200,000         $1.00              I       By Partnership
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Preferred Stock               08-17-99                Common Stock      180,000         $1.00              I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
Warrant                       02/01/01   08/01/03     Common Stock       37,500         $1.25              I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                                   /s/ James W. McCourt          March 9, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


     * If the form is filed by more than one reported person, see Instruction 5(b)(v).

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.